Exhibit 10.129

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of January 21, 2026, with the Effective Date as defined below, between ALT5 Sigma Corporation, a Nevada corporation (the “Company”), and Steven M. Plumb, an individual (“Executive”). In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. Provided this Agreement is fully-executed, Executive’s employment with the Company will have commenced as of November 24, 2025 (the “Effective Date”). Executive’s employment is contingent upon the successful completion of the Company’s pre-employment process and Executive receiving the proper authorization to commence employment. Either the Company or Executive may terminate this Agreement and Executive’s employment at any time and for any reason, with or without Cause, as set forth in Section 4 below, and provided Executive may have an opportunity for severance or other benefits on the terms, and subject to the conditions, set forth in Section 5 below. The period commencing on the Effective Date and ending on the Date of Termination (as defined in Section 4(g) below) is hereinafter referred to as the “Employment Period”.

2. Position and Duties; Location.

(a) Position and Duties. During the Employment Period, the Company will employ Executive as Chief Financial Officer. Executive will report solely to the Chief Executive Officer of the Company and will have such duties, responsibilities and authorities as are customarily associated with his position and such additional duties and responsibilities that are consistent with his position as may, from time to time, be properly and lawfully assigned to Executive.

(b) Outside Activities. During the Employment Period, Executive will devote substantially all his business time, energies, and talents to serving as Chief Financial Officer of the Company, and will perform his duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board of Directors of the Company (the “Board”) and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. During the Employment Period, it will not be a violation of this Agreement for Executive, subject to the requirements of Section 6 hereof, to (i) serve on civic or charitable boards, (ii) deliver lectures and fulfill speaking engagements, (iii) manage the operations of Borosh Consulting, LLC, and (iv) manage personal investments, so long as such activities (individually or in the aggregate) do not significantly interfere with the performance of Executive’s responsibilities as set forth in Section 2(a) above or Executive’s fiduciary duties to the Company.

(c) Location. During the Employment Period, Executive will perform his duties on a remote-first basis, with his primary work location being his residence in Houston, Texas, so long as doing so does not interfere with Executive’s responsibilities under this Agreement. Executive may, at his discretion and subject to availability, work from the Company’s offices located in Nevada. Executive agrees and understands that he may also be required under reasonable business circumstances to travel outside of such locations in connection with performing his duties under this Agreement.

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3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay Executive an annualized base salary (“Annual Base Salary”) at a rate of U.S. $339,400, effective as of the Effective Date, and payable in regular installments in accordance with the Company’s normal payroll practices. During the Employment Period, the Annual Base Salary will be reviewed by the Board or a committee thereof at such times as the salaries of other senior executives of the Company are reviewed generally. The Annual Base Salary will not be reduced other than in connection with an across-the-board salary reduction which applies in a comparable manner to other senior executives of the Company. If so increased or reduced, then such adjusted salary will thereafter be the Annual Base Salary for all purposes under this Agreement.

(b) Annual Bonus. For each fiscal year of the Company, defined as the 12-month or 52/53 week period used by the Company for financial accounting purposes, during the Employment Period commencing after the Effective Date, Executive will be eligible to participate in the Company’s annual bonus program (the “Annual Bonus Program”), under terms and conditions no less favorable than other senior executives of the Company; provided that Executive’s “target” annual bonus opportunity will not be less than 50% of his Annual Base Salary. Executive’s payment under the Annual Bonus Program for any fiscal year during the Employment Period will be based on the extent to which the performance objectives established by the Board, or a committee thereof in consultation with Executive, have been achieved for that year. The annual bonus for any fiscal year, if earned, will be paid to Executive by the Company in accordance with the terms, and subject to the conditions, of the Annual Bonus Program, but no later than ninety (90) days after the Annual Bonus is determined. Notwithstanding the foregoing, Executive must be employed, in good standing, and not have otherwise given notification of his intent to resign from employment, as of the end of the fiscal year on which the bonus is based in order to be eligible to receive payment of an annual bonus for that fiscal year. It is further agreed that, in the event Executive is terminated without cause prior to the end of a given fiscal year, he will be paid a pro-rata bonus based on his performance to the date of the termination within 30 days of termination.

(c) Signing Bonus. It is agreed that the Company has paid to Borosh Consulting, LLC (Executive’s consulting company) a gross amount of $20,000 for the benefit of Executive (the “Signing Bonus”).

(d) Sign-on Equity Award. As of the Effective Date, the Company will grant to Executive a restricted stock unit under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) with an award value of US $169,700 (the “RSU Award”), which award value will be converted to a number of shares (rounded down to the nearest whole share) by dividing (i) the award value by (ii) the Fair Market Value (as defined in the 2024 Plan) of such shares by the average of the Nasdaq Official Closing Price (NOCP) for the five trading days prior to the date of the grant of the Award, which equals 95,337 shares. Subject to Section 5(b)(v) of this Agreement, the RSU award will vest as follows: 50% of the RSU Award will vest on the first (1st) anniversary of the Effective Date and the remaining 50% of the RSU Award will vest in equal quarterly installments thereafter over the following year, in each case subject to Executive’s continued employment with the Company, such that the RSU Award will be fully vested on the second anniversary of the Effective Date. The RSU Award will be granted on the terms, and subject to the conditions, of the 2024 Plan, as amended from time-to-time, and the standard award agreement approved for use under the 2024 Plan.

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(e) PTO. During the Employment Period, Executive will be eligible for paid-time-off (“PTO”) in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided that Executive will be entitled to PTO at a rate of no less than six (6) weeks per calendar year (pro-rated for partial calendar years). Executive will use such PTO at such reasonable time or times each year as he may determine after consultation with the Chairman of the Board. Executive will be allowed to use PTO for Jewish holidays as prescribed by Orthodox Jewish practice, including, but not limited to, Rosh Hashana, Yom Kippur, Succot, Pesach, and Shavuot.

(f) Expense Reimbursement. During the Employment Period, Executive will be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by Executive during the Employment Period in connection with carrying out his duties hereunder in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally.

(g) Benefits. During the Employment Period, Executive will be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health, and disability plans but specifically excluding any severance plans or programs), to the extent that Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Nothing herein will be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion; provided, however, that, in the event the Company terminates such plan without replacing it, such will be considered “good reason” for Executive to resign from employment. Except as otherwise provided herein, the terms of each such plan will govern Executive’s rights and obligations thereunder during Executive’s employment and upon the termination thereof.

(h) Indemnification and Insurance. Subject to Sections 3(h), 6(f) and 12 below, the Company will indemnify Executive to the full extent provided for other executives similarly situated in its corporate charter, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executives and to the maximum extent that the Company indemnifies any of its other directors and senior executives, and Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executives against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement).

(i) Compensation Recovery Policy. Executive acknowledges that, notwithstanding any provision of this Agreement to the contrary, any incentive compensation or performance-based compensation paid or payable to Executive hereunder will be subject to repayment or recoupment obligations arising under applicable law or the Company’s Policy for the Recovery of Erroneously Awarded Compensation as currently disclosed on Exhibit 97.1 to the Company’s amended Annual Report on Form 10-K for its fiscal year ended December 28, 2024, as the same may be amended from time to time, but only if the Company has actually provided such amended policies to Executive.

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4. Termination. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment hereunder will terminate upon Executive’s death.

(b) Disability. The Company may terminate Executive’s employment if Executive is disabled and unable to perform the essential functions of Executive’s then-existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 calendar days (which need not be consecutive) in any twelve (12)-month period. If any question arises as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then-existing position or positions with or without reasonable accommodations, Executive may, and at the request of the Company will, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue. In the event Executive disagrees with that determination, he may be examined by a doctor of his own choosing at the Company’s expense and furnish a written report as to any disability. If the two doctors disagree, they may appoint a third doctor, whose certification will for the purposes of this Agreement be conclusive of the issue. Executive will cooperate with any reasonable request of the physicians in connection with such certification. If such question will arise and Executive will fail to submit such certification, the Company’s determination of such issue will be binding on Executive and his legal representatives. Nothing in this Section 4(b) will be construed to waive Executive’s rights, if any, under existing law, including, without limitation, the Family Medical Leave Act and the Americans with Disabilities Act, or any law related to Executive’s disability/medical condition.

(c) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of Sections 4 and 5 of this Agreement, “Cause” will mean: (i) Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s willful and repeated failure to comply with any valid and legal directive of the Board or the Chief Executive Officer; (iii) Executive’s engagement in illegal conduct or gross misconduct, which is, in each case, materially injurious or could reasonably be deemed to be materially injurious to the economic performance or reputation of Company or its affiliates, in each case as determined by the Board in good faith; (iv) Executive’s embezzlement, misappropriation, or fraud, whether or not related to Executive’s employment with the Company; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or its international equivalent), if such felony materially impairs or could reasonably be deemed to materially impair Executive’s ability to perform services for the Company, or results in material reputational or financial harm or could reasonably be deemed to result in material reputational or financial harm to the Company or its affiliates, in each case as determined by the Board in good faith; (vi) Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, insider trading, performance of illegal or unethical activities, and ethical misconduct; or (vii) Executive’s material breach of any material obligation under this Agreement or any other written agreement between Executive and the Company, provided that the Company has provided Executive with such documents and/or policies in advance. With respect to items (vi) and (vii), the Executive will be given not less than thirty (30) calendar days to cure (see “Cure Period” as defined in paragraph (e) below). the issue raised by the Company, and, if he does so, then termination for cause will not be deemed to have occurred.

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(d) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 4(c) and does not result from the death or disability of Executive under Sections 4(a) or 4(b) will be deemed a termination without Cause.

(e) Termination by Executive. Executive may terminate his employment hereunder for any reason, including, but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” will mean that the Company has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in Executive’s responsibilities, authority or duties; (ii) any reduction in Executive’s Annual Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) the material breach of this Agreement by the Company. “Good Reason Process” will mean Executive reasonably determines in good faith that a “Good Reason” condition has occurred; Executive notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) calendar days after Executive’s discovery of such condition; Executive cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) calendar days following such notice (the “Cure Period”), to remedy the condition; notwithstanding such efforts, the Good Reason condition continues to exist; and Executive terminates his employment within sixty (60) calendar days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 4(a), any termination of Executive’s employment will be communicated by written Notice of Termination by the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” will mean a notice which will indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” will mean: (i) if Executive’s employment is terminated by his death, the date of Executive’s death; (ii) if Executive’s employment is terminated on account of disability under Section 4(b) or by the Company for Cause under Section 4(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company under Section 4(c), thirty (30) calendar days after the date on which a Notice of Termination is given, unless otherwise determined by the Company; (iv) if Executive’s employment is terminated by Executive under Section 4(e) without Good Reason, thirty (30) calendar days after the date of which a Notice of Termination is given; and (v) if Executive’s employment is terminated by Executive under Section 4(e) with Good Reason, the date on which Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination (and provide pay in lieu of the applicable notice period) and such acceleration will not change the categorization of the termination under this Agreement.

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(h) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of Executive’s employment by the Company for any reason, Executive will immediately resign from all positions that Executive holds or has ever held with the Company and its affiliates, and all positions Executive may hold with any other entities for which the Company or its affiliates have requested Executive to perform services. Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but Executive will be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether Executive executes any such documentation.

5. Compensation Upon Termination

(a) Termination Generally. During the Employment Period, if Executive’s employment with the Company is terminated for any reason, the Company will pay or provide Executive (or Executive’s authorized representative or estate) any earned but unpaid Annual Base Salary for services rendered through the Date of Termination and unpaid expense reimbursements (the “Accrued Benefits”) within thirty (30) calendar days following Executive’s Date of Termination, or as otherwise required by applicable law. With respect to vested benefits Executive may have under any employee benefit plan of the Company, payment will be made to Executive under the terms of the applicable plan. Except as otherwise provided in Section 6 of this Agreement, if Executive is terminated pursuant to Sections 4(a), 4(b), or 4(c) or by Executive without Good Reason, the Company will have no further obligation to Executive other than the payments required under this Section 5(a), or as otherwise required by law.

(b) Termination by the Company Without Cause or by Executive with Good Reason. If, during the Employment Period, Executive’s employment is terminated by the Company without Cause as provided in Section 4(c) of this Agreement or Executive terminates Executive’s employment for Good Reason as provided in Section 4(e) of this Agreement, then the Company will pay Executive the payments required under Section 5(a) above. In addition, if Executive enters into a general release of claims in substantially the form of Exhibit A (the “Release”) within twenty-one (21) calendar days after Executive’s Date of Termination (or such longer period as provided by the Company), and such Release becomes effective and irrevocable in accordance with its terms:

(i) The Company will pay to Executive the Annual Base Salary as of the Date of Termination (without taking into account any reduction to the Annual Base Salary that constitutes Good Reason for Executive’s termination) for one (1) year following the Date of Termination (such period, the “Severance Period”), payable over the Severance Period in regular installments in accordance with the Company’s normal payroll practices as they may exist from time to time, with the installments that otherwise would be paid prior to the first payroll date following the date the Release described above becomes effective and irrevocable in accordance with its terms being paid on such payroll date in a lump sum (without interest) and the remaining installments being paid as otherwise scheduled assuming payments had begun immediately after the Date of Termination.

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(ii) The Company will pay to Executive the amount of any annual bonus that has been earned by Executive under the Annual Bonus Program for a completed fiscal year or other measuring period preceding the Date of Termination (or that would have been earned by Executive had his employment continued through the date such annual bonus is paid to other senior executives), but has not yet been paid to Executive, payable in a single lump sum no later than the date that annual bonuses are payable to other participants in the Annual Bonus Program for that fiscal year (pursuant to the terms of the Annual Bonus Program).

(iii) If and only if Executive’s Date of Termination occurs at least three (3) full calendar months after the beginning of the Company’s fiscal year, Executive will be eligible to receive an annual bonus under the Annual Bonus Program for the fiscal year during which the Date of Termination occurs, based on individual goals applicable to Executive were satisfied at the “target” level, pro-rated based on the number of days in the Company’s fiscal year through (and including) the Date of Termination, which amount will be payable within thirty (30) days of the date of termination.

(iv) If Executive elects COBRA coverage under the applicable medical and dental plans of the Company, the Company will subsidize 100% of the applicable monthly COBRA premium during the Severance Period (payable directly to the group health, dental and vision program vendors or insurers, as applicable), so that Executive will only be required to pay the premiums applicable to continuing employees during that time; provided that such subsidy will cease on the date on which Executive becomes eligible for medical and dental coverage from a third party or, if earlier, when Executive ceases to pay the remaining COBRA premiums.

(v) Each outstanding equity award in the Company granted to Executive will be treated as provided in the applicable Company equity plan and award agreement (e.g., the 2024 Plan); provided, however, that, unless the applicable equity plan and award agreement would provide a greater benefit, (x) all outstanding and unvested time-based equity awards of the Company granted to Executive will become immediately vested and exercisable (without pro-ration), and (y) all outstanding and unvested performance-based equity awards of the Company granted to Executive will vest based on actual Company performance during the entire performance period and without regard to any discretionary adjustments that have the effect of reducing the amount of the payout (other than discretionary adjustments applicable to all senior executives who did not terminate employment), and will be pro-rated based on the number of days in the applicable performance period through (and including) the Date of Termination, and will become payable at the same time that the applicable awards are payable to similarly-situated executives who did not terminate employment during that performance period.

(c) Full Settlement. The amounts paid to Executive pursuant to Section 5(b) following termination of Executive’s employment by the Company without Cause or by Executive for Good Reason will be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims Executive may have with respect to Executive’s employment by the Company and the termination thereof. Such amounts will constitute liquidated damages with respect to any and all such rights and claims. Payments and benefits provided in Section 5(b) will be in lieu of any termination or severance payments or benefits for which Executive may be eligible under any of the plans, policies, or programs of the Company, provided that such other plans, policies, and/or programs referenced herein have been provided by the Company to Executive, or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

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(d) Termination of Severance Benefits. Notwithstanding the foregoing, if Executive breaches this Agreement after the end of the Employment Period, including, without limitation, Section 6 of this Agreement, all payments and benefits under Section 5(b) will immediately cease, in addition to any other remedy set forth in this Agreement or as may be available.

6. Confidential Information, Noncompetition, Nonsolicitation and Other Terms. As material inducement to Executive to enter into this Agreement, and to provide Executive with the payments and benefits provided under this Agreement, Executive covenants and agrees as follows:

(a) Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to any of the Company and its direct and indirect subsidiaries (collectively, the “Company Group”) and acquired by Executive during employment, which is of value to the Company Group in the course of conducting their respective businesses (whether having existed, now existing, or to be developed or created during Executive’s employment by the Company) and the disclosure of which could result in a competitive or other disadvantage to the Company Group. Confidential Information includes, without limitation, contract terms and rates; negotiating and contracting strategies; facility participation status; financial information, reports, and forecasts; inventions, improvements and other intellectual property; product plans or proposed product plans; trade secrets; know-how; designs, processes or formulae; software; market or sales information, plans or strategies; employee, customer, and supplier information; financial data; product and service pricing methodologies, strategies and practices; and business plans, models, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities that have been discussed with or considered by Executive (regardless of whether or not such transactions are executed). Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes confidential information of others with which Executive has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 6(b), unless otherwise due to Executive’s breach of the obligations in this Agreement, or unless due to violation of another person’s obligations to Executive.

(b) Confidentiality. Executive understands and agrees that Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during the Employment Period and after Executive’s termination from employment for any reason, Executive will keep in confidence and trust all such Confidential Information, and will not use, disclose, or transfer any such Confidential Information without the written consent of the Company, except as may be necessary within the scope of Executive’s duties with the Company and in the ordinary course of performing Executive’s duties to the Company. Executive understands and agrees not to sell, license or otherwise exploit any products or services which embody or otherwise exploit in whole or in part any Confidential Information or materials. Executive acknowledges and agrees that the sale, misappropriation, or unauthorized use or disclosure in writing, orally or by electronic means, at any time of Confidential Information obtained by Executive during or in connection with the course of Executive’s employment constitutes unfair competition.

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Notwithstanding anything to the contrary herein, pursuant to 18 USC §1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing herein restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, lawfully reporting waste, fraud or abuse related to the performance of a federal government contract to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission (the “Commission”), a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information (e.g., agency Office of the Inspector General), and the federal Office of Occupational Safety and Health (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need to provide prior notice to the Company or the Company’s prior authorization to engage in such conduct. However, in making any such disclosures or communications, Executive must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies and Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

In accordance with the federal Speak Out Act, 136 Stat. 2290, nothing in this Agreement is intended to prohibit disclosure relating to future disputes involving sexual assault and sexual harassment. Further, in accordance with Nev. Rev. Stat. Ann. § 50.069, nothing in this Agreement is intended to prohibit or otherwise restrict disclosure for the purpose of testifying when required or requested by a court order, a lawful subpoena or a written request by an administrative agency when such testimony is for a judicial or administrative proceeding concerning the commission of a criminal offense, an act of sexual harassment, an act of discrimination on the basis of a legally protected class or characteristic or an act of retaliation for reporting such discrimination.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment, and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company Group or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company Group. Executive will return to the Company all such materials and property as and when requested by the Company. In addition, Executive will return all such materials and property immediately upon termination of Executive’s employment, regardless of reason. Executive will not retain any such material or property or any copies thereof acquired during Executive’s employment after such termination of employment, including any such material or property on any computer or other device that remains in Executive’s property after the termination of employment. It is specifically agreed that any documents, card files, notebooks, programs, or similar items acquired during Executive’s employment containing customer information are the property of the Company Group regardless of by whom they were compiled.

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(d) Disclosure Prevention; Copying. Executive will take all reasonable precautions to prevent the inadvertent or accidental exposure of Confidential Information. Executive agrees that the copy or transfer of Confidential Information (by any means) will be done only as needed in furtherance of and for use in the Company Group’s business, and consistent with Executive’s duties with the Company. Executive further agrees that copies of Confidential Information will be treated with the same degree of confidentiality as the original information and will be subject to all restrictions herein.

(e) Computer Security. During the Employment Period, Executive agrees to use Company-provided computer resources (both on and off the Company’s premises) in a manner that is compliant with the Company’s policies and procedures concerning the use of such computer resources. Executive acknowledges that the Company retains the right to review any and all electronic mail communications using Company-provided technology resources, accounts, and addresses, with or without notice, at any time.

(f) Assignment/Intellectual Property. Executive acknowledges that any and all inventions, discoveries, designs, developments, methods, modifications, improvements, trade secrets, processes, software, formulae, data, “know-how,” databases, algorithms, techniques and works of authorship whether or not patentable or protectable by copyright or trade secret, made or conceived, first reduced to practice, or learned by Executive, either alone or jointly with others during the Employment Period that (i) relate to or are useful in the business of the Company Group, or (ii) are conceived, made or worked on at the expense of or during Executive’s work time for the Company Group, or using any resources or materials of the Company Group, or (iii) arise out of tasks assigned to Executive by the Company Group (together, “Proprietary Inventions”) will be the sole property of the Company Group. Executive acknowledges that all work performed by Executive is on a “work for hire” basis and Executive hereby assigns or agrees to assign to the Company Executive’s entire right, title, and interest in and to any and all Proprietary Inventions and related intellectual property rights. Executive agrees to assist the Company to obtain, maintain and enforce intellectual property rights for Proprietary Inventions in any and all countries while employed and thereafter, for as long as such intellectual property rights exist.

(g) Non-solicitation. During the Employment Period and for the period of twelve (12) months after the Date of Termination, regardless of the reason for the termination (the “Restricted Period”), Executive: (i) will refrain from directly or indirectly hiring, employing, attempting to hire or employ, recruiting, or otherwise soliciting or inducing any person to terminate their employment with the Company Group (other than terminations of employment of subordinate employees undertaken in the course of Executive’s employment with the Company) and (ii) will refrain from directly or indirectly soliciting or transacting business with any customer, client, or vendor of the Company Group with whom Executive had material contact during Executive’s employment or about whom Executive has trade secret or Confidential Information, for purposes of providing products or services that are competitive with those provided by the Company Group; provided, however, that with respect to vendors, Executive may do business with them as long as such does not interfere with the vendor’s ability to service the Company.

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(h) Noncompetition. Because of the Company’s legitimate business interest described in this Agreement, during the Restricted Period, Executive will not, directly or indirectly, whether as owner, partner, shareholder, director, consultant, agent, broker, employee, co-venturer, investor, or otherwise, engage, participate, assist, or invest in or plan to assist or invest in or work for or provide services to any Competing Business in the Restricted Area. Given Executive’s role with the Company, Executive’s access to Confidential Information and Company trade secrets throughout the world, and Executive’s provision of services or material presence or influence on the Company throughout the world, the parties agree that the “Restricted Area” is defined to be the entire world. “Competing Business” will mean any person, entity, or organization (other than the Company) that is primarily engaged in, or planning to primarily engage in, a cryptocurrency-based treasury strategy or whose products, services, or business model are directly competitive with the Company’s core business activities, as defined in the Company’s Form 10-Q for the period ending September 27, 2025, as filed with the Commission on January 12, 2026, as they exist or are planned during the Employment Period. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation that constitutes or is affiliated with a Competing Business. The parties agree that the Company’s hiring of Executive and the payments and benefits provided under this Agreement, including specifically the grant of the RSU Award and any other incentive compensation plans as are now available and may become available to Executive constitutes mutually agreed upon consideration for the noncompetition covenant set forth in this Section 6(g). The parties agree that the Company’s legitimate business interests cannot be adequately protected through an alternative restrictive covenant, including but not limited to a non-solicitation agreement or a nondisclosure or confidentiality agreement, and therefore the restriction in this Section 6(g) is necessary. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

(i) Interpretation; Limitations. For the avoidance of doubt, the provisions of this Agreement will be interpreted in accordance with Nevada Revised Statute Section 613.195. As such, with respect to any noncompetition covenant (within the meaning of such statute) herein, the following limitations will apply: (1) if the termination of Executive’s employment is the result of a reduction of force, reorganization or similar restructuring, such noncompetition covenant is only enforceable during the period in which the Company is paying Executive’s salary, benefits or equivalent compensation, including, without limitation, severance pay and (2) such noncompetition covenant will not prohibit Executive from providing services to a customer or client that voluntarily seeks the services from Executive without Executive having solicited the customer or client, so long as Executive is otherwise complying with the covenant.

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(j) Reasonableness; Blue Penciling. Executive understands that the restrictions set forth in this Section 6 are intended to protect the Company’s legitimate business interest in its Confidential Information, trade secrets, and established relationships and goodwill with employees, customers, suppliers, payors, and third-party entities involved in negotiating contracts for the Company’s services and products and Executive agrees that such restrictions are reasonable and appropriate for these purposes. Executive acknowledges that the covenants contained in this Section 6 have a unique, very substantial and immeasurable value to the Company Group, that the Company Group’s Confidential Information and trade secrets would provide significant value and unfair competitive advantages to any competitor in the Restricted Area given the nature of the Company Group’s business, and that a more narrow geographic scope to the covenant would not sufficiently protect the Company Group’s legitimate business interest in preserving the Confidential Information and trade secrets to which Executive has access. Executive further acknowledges and agrees that: (i) Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of this Agreement or the Company Group’s enforcement of it; (ii) Executive will be reasonably able to earn a living without violating the restrictions contained in this Agreement; and (iii) that Executive has the right to consult with counsel before signing this Agreement. In the event that the restrictions against engaging in competitive activity contained in this Section 6 are determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 6 will be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by a court of competent jurisdiction in such action.

(k) Non-Disparagement. Except as otherwise provided in this Agreement, Executive, during the Employment Period and at all times thereafter, will not make any defamatory comments concerning the Company Group or any of its current or former directors, officers, stockholders, or employees. Similarly, the Company will direct its then-current members of the Board and senior executive officers to refrain from making any defamatory comment concerning Executive. These non-disparagement obligations will not in any way affect either party’s obligation to testify truthfully in any legal proceeding. In addition, notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement limits, restricts, or in any other way affects either parties’ communications with any Governmental Agency, or communicating with any official or staff person of a Government Agency, concerning matters relevant to the Government Agency.

(l) Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Executive’s use or disclosure of information or Executive’s engagement in any business. Executive represents to the Company that, Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any previous employer or other party. In Executive’s work for the Company, Executive will not disclose to the Company or any of its employees or use any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to (by any means) the premises of the Company Group or share with any of the Company Group’s employees any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

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(m) Litigation and Regulatory Cooperation. During and after the Employment Period, Executive will cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company by/against third parties that relate to events or occurrences that transpired during the Employment Period. Executive’s full cooperation in connection with such claims or actions will include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness at mutually convenient times. During and after the Employment Period, Executive also will cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired during the Employment Period. Executive will reimburse the Company for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 6(l). In addition, for all time that Executive reasonably expends in cooperating with the Company pursuant to this Section after Executive’s Date of Termination, the Company will compensate Executive at the last hourly rate Executive was paid at the time of Executive’s Date of Termination; provided that Executive’s right to such compensation will not apply (i) during any period in which Executive is receiving severance pay as described in Section 5(b), or (ii) to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings, or trials.

(n) Enforcement; Injunction. Executive acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary to protect the business and interests of the Company, do not create any undue hardship for Executive, and that any violation of the restrictions in this Agreement would cause the Company substantial irreparable injury. Accordingly, Executive agrees that a remedy at law for any breach or threatened breach of the covenants or other obligations in this Agreement would be inadequate, that the Company, in addition to any other remedies available, will be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened breach of this Agreement without the necessity of proving actual damage. Moreover, Executive will provide the Company a full accounting of all proceeds and profits received by Executive as a result of or in connection with a breach of this Agreement. Executive hereby agrees to indemnify and hold harmless the Company from and against any damages incurred by the Company, as assessed by a court of competent jurisdiction, as a result of any breach of this Agreement by Executive. The parties agree that the prevailing party in any action to enforce this Agreement will be entitled to reasonable attorneys’ fees and costs. Executive agrees that each obligation specified in this Agreement is a separate and independent covenant that will survive any termination of this Agreement and Executive’s employment and that the unenforceability of any of them will not prevent the enforcement of any other covenants in this Agreement. Except as otherwise provided herein, no change in Executive’s duties or compensation will be construed to affect, alter, or otherwise release Executive from the covenants herein regarding confidentiality and competition following employment to the extent permitted by Nevada law.

(o) Tolling. The length of time for which the covenants in Sections 6(f) and 6(g) will be in force will be extended by an amount of time equal to the period during which a violation of such covenant is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant).

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7. Assignment and Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors, and assigns. Notwithstanding anything in the foregoing to the contrary, Executive may not assign any of Executive’s rights or obligations under this Agreement (other than by will or the laws of descent and distribution) without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

8. Enforceability. If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

9. Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10. Notices. Any notice provided for in this Agreement will be in writing and will be personally delivered, sent by reputable overnight carrier, sent via electronic mail or mailed by first class mail, return receipt requested, to the recipient at the address or email address, as applicable, below indicated: (a) if to Executive, to the address most recently on file with the Company (which Executive will update as necessary from time to time); and (b) if to the Company: ALT5 Sigma Corporation, 8548 Rozita Lee Avenue, Suite 305, Las Vegas, Nevada 89113, Attention: Chief Executive Officer (e-mail address on company system) or such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered (or in the case of electronic mail, when electronic evidence of transmission is received).

11. Publicity. Executive hereby grants to the Company the right to use Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing and/or disclosure materials published by or for the Company.

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12. Conflicting Obligations and Rights. Executive affirms that Executive has informed the Company of any apparent conflicts between Executive’s work for the Company and (a) any obligations Executive may have to preserve the confidentiality of another’s proprietary information or materials, (b) any rights Executive claims to any inventions or ideas before using the same on Executive’s behalf, and/or (c) any other obligations or restrictions to which Executive may be subject. The Company will receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest. Should Executive fail to notify the Company of any such conflicts, the Company may conclude that no such conflict exists and Executive agrees thereafter to make no such claim against the Company and agrees to further indemnify and hold the Company harmless against any and all costs, attorneys’ fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or other judgments arising out of or in any way related to Executive’s failure to notify the Company of such conflicts.

13. Notification of New Employer. Executive agrees to notify the Company if Executive accepts employment or otherwise provides services to any entity within twelve (12) months after employment ends, or if Executive’s employment or association with any entity may otherwise potentially violate any duty Executive owes to the Company. Executive further agrees to communicate the contents of all post-employment obligations in this Agreement to any Competing Business or any company with which Executive becomes associated. Executive understands and agrees that the Company may share any post-employment obligations of Executive with any future employer or potential employer of Executive, or any entity which seeks to be associated with Executive for Executive’s services.

14. Tax Withholding. The Company will undertake to make deductions, withholdings, and tax reports with respect to payments and benefits under this Agreement, to the extent it reasonably and in good faith believes it is required to make such deductions, withholdings, and tax reports. Payments under this Agreement will be in amounts net of any such deductions or withholdings. Nothing in this Agreement will be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits, or for any deduction or withholding from any payment or benefit.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements, including without limitation, any prior nondisclosure or confidentiality agreements that may have been signed by Executive, as well as all express or implied negotiations and agreements.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.

17. Governing Law. This Agreement, for all purposes, will be construed in accordance with the laws of the State of Nevada without regard to conflicts of law principles.

18. Consent to Jurisdiction; Forum Selection; Waiver of Jury Trial. Any judicial proceeding brought against the Company with respect to this Agreement may be brought in any court of competent jurisdiction in Clark County of the State of Nevada, and, by execution and delivery of this Agreement, Executive: (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement and (b) irrevocably waives any objection Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section will affect the right of any party hereto to serve legal process in any manner permitted by law.

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19. Section 409A Compliance

(a) In General. Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to Executive upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences for Executive, including immediate taxation, interest, and a twenty percent (20%) additional income tax. It is the Company’s intent that this Agreement be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Agreement will be deemed to be a separate “payment” for purposes and within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii) that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A, to the maximum extent possible. If neither of these exceptions applies, and if Executive is a “specified employee” within the meaning of Section 409A, then, notwithstanding any provision in this Agreement to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided during the first six (6) months following the Date of Termination will instead be accumulated through and paid or provided (without interest) on the first calendar day following the six (6)-month anniversary of the Date of Termination. If any provision of this Agreement or any payment made hereunder fails to meet the requirements of Section 409A, the Company will have no liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive will have no recourse against the Company for payment of any such tax, penalty, or interest imposed by Section 409A.

(b) Separation from Service. A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Executive is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company or its affiliates as an employee or consultant, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, but only to the extent necessary to comply with Section 409A, if the period in which the Release required by Section 5(b) of this Agreement must be provided and become effective and irrevocable in accordance with its terms begins in one calendar year and ends in a second calendar year, payment of any nonqualified deferred compensation will be made or commence on the later of (i) the first payroll date of the second calendar year, or (ii) the first payroll date after the date that the Release becomes effective and irrevocable in accordance with its terms.

(c) Reimbursements. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments will be made on or before the last calendar day of Executive’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

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(d) Timing of Payments. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A, if the period during which Executive may deliver the Release required hereunder spans two (2) calendar years, the payment of Executive’s post-termination benefits will occur (or commence) on the later of (i) the first regularly-scheduled payroll date that occurs on or after January 1 of the second calendar year or (ii) the first regularly-scheduled payroll date following the date Executive’s Release becomes effective.

20. Survival. Sections 5 through 19 will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement under the terms set forth above.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be taken to be an original; but such counterparts will together constitute one and the same document. A scanned, electronic or PDF signature will be considered an original for all purposes.

22. Right to Consult with Counsel and Opportunity to Review. Executive has the right to consult with counsel prior to signing this Agreement and was given the opportunity to do so.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ALT5 SIGMA CORPORATION

/s/ Tony Isaac
By: Tony Isaac
Its: President and Acting Chief Executive Officer

EXECUTIVE

/s/ Steven M. Plumb
Steven M. Plumb

[signature page to plumb employment agreement]

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EXHIBIT A

Release of Claims

[The Company may make such changes as it determines are required or reasonably advisable to make this Release enforceable and otherwise compliant with applicable law.]

I, Steven M. Plumb in consideration for the severance benefits set forth in Section 5(b) of the employment agreement with ALT5 Sigma Corporation (the “Company”) executed as of January 21, 2026, with the Effective Date as defined therein, as amended from time-to-time (the “Employment Agreement”), hereby agrees to the following terms as set forth in this Release of Claims (the “Release”). For the avoidance of doubt, this Release is the “Release” contemplated in the Employment Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 5(b) of the Employment Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by the Company or its affiliates.

2. I knowingly and voluntarily (on behalf of myself, my spouse, my heirs, executors, administrators, agents and assigns, past and present) fully and forever release and discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross claims, counterclaims, demands, debts, liens, contracts, covenants, suits, rights, obligations, expenses, judgments, compensatory damages, liquid damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, orders and liabilities of whatever kind of nature, in law and in equity, in contract of in tort, both past and present and whether known or unknown, vested or contingent, suspected, or claimed, against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including without limitation claims which arise out of or relate to my employment with, or my separation or termination from, the Company up to the date of my execution of this Release including, but not limited to, any allegation, claim of violation arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (excluding claims to vested benefits); the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local state or federal law, regulation or ordinance; or under any public policy, contract of tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of the Employment Agreement, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (collectively, the “Claims”).

EXHIBIT A page 1

3. I represent that I have made no assignment of transfer of any right, claim, demand, cause of action, or other matter covered by Section 2 above.

4. In signing this Release, I acknowledge and intend that it will be effective as a bar to each and every one of the claims, demands and causes of action herein above mentioned or implied. I expressly consent that this Release will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims up to the date of my execution of this Release, if any, as well as those relating to any other claims hereinabove mentioned. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement. I represent that I have not made any claims or allegations to the Company related to discrimination, discriminatory harassment, sexual harassment, sexual assault, or sexual abuse, and that none of the payments set forth in the Employment Agreement are related to discrimination, discriminatory harassment, sexual harassment, or sexual abuse. I further agree that in the event I should bring a claim seeking damages against the Company, this Release will serve as a complete defense to such claims as to my rights and entitlements. I further agree that I am not aware of any pending charge or complaint of the type described in Section 2 above as of the date of my execution of this Release. To the extent such a claim was made by me or on my behalf, I agree to withdraw it with prejudice.

5. I agree that neither this Release, nor the furnishing of the consideration for this Release, will be deemed or constructed at any time to be an admission or acknowledgement by the Company, any Released Party or myself of any improper or unlawful conduct.

6. Notwithstanding anything in the Release to the contrary, nothing in this Release will be deemed to affect, impair, relinquish, diminish, or in any way affect any rights or claims in any respect to rights or claims (i) that may arise after the date I sign this Release; (ii) that cannot be waived as a matter of law; (iii) to enforce this Release or the Employment Agreement; (iv) for unemployment or workers’ compensation benefits under applicable state law; (v) to vested rights under a Company plan; (vi) to indemnification under applicable corporate law, the by-laws or certificate of incorporation (or other constituent document) of the Company or any of its affiliates or any applicable indemnification agreement with the Company or any of its affiliates, or (vii) as an insured under any director’s and officer’s liability insurance policy now or previously in force for as long as the statute of limitations for various potential claims.

EXHIBIT A page 2

7. Nothing in this Release, including without limitation the non-defamatory and confidentiality clauses, is intended to or will be construed to limit my ability to file a charge or participate or cooperate in an investigation or proceeding with the EEOC or comparable state or local agencies investigating unlawful employment discrimination practices (collectively, “Discrimination Agencies”). The Discrimination Agencies have the authority to carry out their statutory duties by investigating a charge, issuing a determination, filing a lawsuit, or taking any other action authorized by law. I retain the right to participate in any such action and retain the right to communicate with the Discrimination Agencies, and such communication will not be limited by any provision in this Release. Nothing in this Release will be construed to limit my ability, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act (such as by way of a non-exhaustive list of examples, from filing an unfair labor practice charge, assisting other employees in doing so, assisting in any way in the investigative process of the National Labor Relations Board, and discussing terms and conditions of employment with others); to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the Occupational Safety and Health Administration, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Release or its underlying facts or circumstances; to disclose facts or circumstances giving rise to a claim of discrimination, harassment, sexual harassment or abuse; or to or to speak with an attorney retained by me regarding factual information related to claims of discrimination or discriminatory harassment occurring after the Effective Date of this Agreement. I understand, agree and acknowledge that, by signing this Release, I have completely waived my right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding covered by this Section (including without limitation those filed with a Discrimination Agency), and if I am awarded individual relief and/or monetary damages, I hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest I may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Release does not limit my right to receive an award for information provided to the SEC or to any other government agency where such a waiver is prohibited.

8. I understand that I continue to be bound by Section 6 of the Employment Agreement. I further confirm that I have, on or before the date of this Release, returned to the Company all Company property in my possession or control, including, without limitation and where applicable, Company vehicle, computer equipment, software, laptop, cellular phone, iPad, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter three cases, actual or prospective). I also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains in my property after the date of this Release. If I discover that I continue to retain any such property, I will return it to the Company immediately. These obligations include, without limitation, the return and destruction of any electronic communications, including text messages on any application whatsoever, including on personal electronic devices between me and any other individual wherein some portion of that communication concerns the Company’s business.

9. Whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provisions of this Release are held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

EXHIBIT A page 3

10. This Release will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the conflict of laws principles of such state.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i) I HAVE READ IT CAREFULLY;

(ii) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED;

(iii) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv) THE COMPANY IS HEREBY ADVISING ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE. I HAVE HAD THE OPPORTUNITY TO SO CONSULT, AND HAVE AVAILED MYSELF OF SUCH ADVICE TO THE EXTENT I HAVE DEEMED NECESSARY TO MAKE A VOLUNTARY AND INFORMED CHOICE TO EXECUTE THIS RELEASE;

(v) I HAVE HAD AT LEAST TWENTY-ONE (21) CALENDAR DAYS FOLLOWING THE DATE OF PRESENTATION OF THIS RELEASE TO CONSIDER THIS RELEASE, AND UNDERSTAND I CANNOT SIGN THIS BEFORE MY DATE OF TERMINATION;

(vi) CHANGES TO THIS RELEASE, WHETHER MATERIAL OR IMMATERIAL, DO NOT RESTART THE RUNNING OF THE TWENTY-ONE (21) DAY CONSIDERATION PERIOD;

(vii) I UNDERSTAND THAT I HAVE SEVEN (7) CALENDAR DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT, SUCH REVOCATION TO BE SENT BY EMAIL TO THE ATTENTION OF [●] BY THE END OF THE SEVENTH CALENDAR DAY AFTER THE DATE HEREOF, AND THAT THIS RELEASE WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(viii) I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT;

(ix) I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME; AND

(x) I AGREE THAT I AM ENTERING INTO THIS GENERAL RELEASE OF CLAIMS IN CONNECTION WITH THE CESSATION OF MY EMPLOYMENT.

EXHIBIT A page 4

As agreed to on the date indicated by:

EXECUTIVE

Steven M. Plumb	Date

THE COMPANY

By:
[Name][Title]	Date

EXHIBIT A page 5